Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of December 22, 2011, by and among BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 22, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower, including Term Loans in an aggregate principal amount of $200,000,000;

WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the Borrower has proposed to increase the Aggregate Revolving Commitments by $25,000,000 and increase the Aggregate Term Loan Commitments by $50,000,000;

WHEREAS, in order to effect such increases in the Aggregate Revolving Commitments and the Aggregate Term Loan Commitments (such increases being together referred to herein as the “Commitment Increase”), the Borrower has requested that the Lenders identified on Annex A attached hereto as Increasing Lenders (the “Increasing Lenders”) provide the Commitment Increase pursuant to Section 2.23 of this Credit Agreement;

WHEREAS, the Increasing Lenders are willing to provide the Commitment Increase on the terms and conditions set forth herein;

WHEREAS, the Borrower has requested that the Lenders amend certain other provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

2. Amendments.

(a) Section 1.1 of the Credit Agreement is hereby amended by replacing the definitions of “Aggregate Revolving Commitment Amount”, “Aggregate Term Loan Commitment Amount”, “Maturity Date”, “Off-Balance Sheet Liabilities,” “Revolving Commitment Termination Date” and “Term Loan Commitment” in their entirety with the following definitions:

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the First Amendment Date, the Aggregate Revolving Commitment Amount is $200,000,000.

“Aggregate Term Loan Commitment Amount” shall mean the aggregate principal amount of the Aggregate Term Loan Commitments made by Lenders on and after the Closing Date, whether expired or outstanding. On the First Amendment Date, the Aggregate Term Loan Commitment Amount is $250,000,000.

“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) December 22, 2016 and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person. For the purposes of clause (ii) of this definition, the liabilities of the Borrower, as of any date, under a sale and leaseback transaction shall be the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, such present value to be calculated using a discount rate imputed from the Borrower’s total interest expense for the most recently completed Fiscal Year, as set forth in the consolidated statement of income contained in the annual audit report of the Borrower for such Fiscal Year, and the Average Debt of the Borrower as of such date.

“Revolving Commitment Termination Date” shall mean the earliest of (i) December 22, 2016, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Term Loan Commitment” shall mean, with respect to each Lender, (i) as of the Closing Date, the obligation of such Lender to make a Term Loan hereunder pursuant to Section 2.5(a), in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II as in effect on the Closing Date, which Term Loan Commitments expired in accordance with Section 2.8(a) on the date that Term Loans were made under such Term Loan Commitments, (ii) as of the First Amendment Date, the obligation of such Lender to make a Term Loan hereunder pursuant to Section 2.5(c), in a principal amount not exceeding the amount set forth with respect to such Lender under the caption “First Amendment Additional Term Loan Commitment” on Schedule II as in effect on the First Amendment Date (each such Lender’s “First Amendment Additional Term Loan Commitment”), which First Amendment Additional Term Loan Commitments shall expire in accordance with Section 2.8(a) on the date that Term Loans are made under such First Amendment Additional Term Loan Commitments and (iii) thereafter, the obligation of such Lender (if any) to make a Term Loan hereunder pursuant to any increase in the Aggregate Term Loan Commitments effected in accordance with Section 2.23; provided, in each case, that each Lender’s Term Loan Commitment shall be proportional to such Lender’s Revolving Commitment.

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions to such section in the appropriate alphabetical order:

“Average Debt” of the Borrower, as of any date, shall mean (i) the sum of consolidated debt on the balance sheet of the Borrower for the Borrower’s two most recently completed Fiscal Years, as set forth in the consolidated balance sheet contained in the annual audit report of the Borrower for such Fiscal Years, divided by (ii) 2.

“Existing Term Loans” shall mean the Term Loans made by Lenders to the Borrower pursuant to Section 2.5(a).

“First Amendment Additional Term Loan Commitment” shall have the meaning assigned to such term in the definition of Term Loan Commitment.

“First Amendment Date” shall mean December 22, 2011.

(c) Section 2.5 of the Credit Agreement is hereby amended by adding the following paragraph at the end thereof:

“(c) On the First Amendment Date, each Lender severally agrees to make a single Term Loan to the Borrower in a principal amount equal to the First Amendment Additional Term Loan Commitment of such Lender. Such Term Loans may be, from time to time, Base Rate Loans or Eurocurrency Rate Loans or a combination thereof; provided that on the First Amendment Date, such Term Loans shall be Base Rate Loans.”

(d) Section 2.8(a) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“The First Amendment Additional Term Loan Commitments shall terminate upon the making of the Term Loans pursuant to Section 2.5(c) on the First Amendment Date.”

(e) Section 2.9(b) of the Credit Agreement is hereby amended in its entirety by replacing it with the following paragraph:

“(b) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender that has advanced (i) Existing Term Loans, the then unpaid aggregate principal amount of the Existing Term Loans on the last day of each fiscal quarter occurring during the period from October 1, 2011 through September 30, 2012, in the amounts set forth on Schedule 2.9(i) and (ii) Term Loans, the then unpaid aggregate principal amount of the Term Loans on the last day of each fiscal quarter occurring during the period from October 1, 2012 through September 30, 2016, in the amounts set forth on Schedule 2.9(ii) (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement); provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.”

(f) Section 3.3 of the Credit Agreement is hereby amended in its entirety by replacing it with the following paragraph:

Section 3.3. Additional Conditions for Term Loan Borrowing. The obligation of each Lender to make a Term Loan pursuant to Section 2.5(a) is subject to the satisfaction of the following conditions in addition to the conditions set forth in Section 3.1 and Section 3.2: simultaneously with the Borrowing of such Term Loans, the Borrower shall have (i) successfully completed a tender offer for all of the outstanding 2013 Senior Notes, (ii) satisfied and discharged the 2003 Indenture and delivered a notice of redemption to redeem all of the outstanding 2013 Senior Notes, a copy of which notice of redemption, in form and substance satisfactory to the Administrative Agent, shall have been delivered to the Administrative Agent, and/or (iii) amended the 2003 Indenture to permit borrowings under the Term Loans and delivered a notice of redemption to redeem all of the outstanding 2013 Senior Notes, copies of which amendment and notice of redemption, each in form and substance satisfactory to the Administrative Agent, shall have been delivered to the Administrative Agent.

(g) Section 5.9 of the Credit Agreement is hereby amended in its entirety by replacing it with the following paragraph:

Section 5.9. Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Term Loans made by the Lenders pursuant to Section 2.5(a) and a portion of the Revolving Loans to pay down the 2013 Senior Notes and other existing debt including related fees and expenses. The Borrower will use the remaining Revolving Loans, the Term Loans made by the Lenders on the First Amendment Date pursuant to Section 2.5(c) and the additional Term Loans (if any) made pursuant to any further increase in the Aggregate Term Loan Commitments effected in accordance with Section 2.23 after the First Amendment Date to finance working capital needs, acquisitions, capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

(h) The Credit Agreement is amended by replacing Schedule I, Schedule II and Schedule 2.9 in their entirety with Schedule I, Schedule II and Schedule 2.9 to this Amendment.

3. Commitment Increase.

(a) Each Increasing Lender hereby agrees to increase the amount of its (i) Revolving Commitment under the Credit Agreement by the amount shown as its “Revolving Commitment Increase” on Annex A attached hereto and (ii) Term Loan Commitment under the Credit Agreement by the amount shown as its “Term Loan Commitment Increase” on Annex A attached hereto.

(b) Each Increasing Lender acknowledges and agrees that the respective Revolving Commitments and Term Loan Commitments of such Lender and the other Lenders under the Credit Agreement are several and not joint commitments and obligations of such Lenders. Each Increasing Lender further acknowledges and agrees that Schedule II hereto sets forth for such Lender its Revolving Commitment and its Term Loan Commitment under the Credit Agreement immediately after to giving effect to this Amendment.

(c) Upon this Amendment becoming effective (x) with respect to the Existing Term Loans and the Revolving Loans outstanding under the Credit Agreement immediately prior to this Amendment becoming effective, the Increasing Lenders that are providing Commitment Increases such that after giving effect to this Amendment their ratable portion of the Commitments shall be less than their ratable portions immediately prior to this Amendment (the “Non-Pro Rata Increasing Lenders”) shall assign to each Increasing Lender that is providing a Commitment Increase such that after giving effect to this Amendments its ratable portion of the Commitments shall be greater than its ratable portion immediately prior to this Amendment (the “Incremental Increasing Lenders”), and each of the Incremental Increasing Lenders shall purchase from the Non-Pro Rata Increasing Lenders, at the principal amount thereof (together with accrued interest), such interest in the Existing Term Loans and such outstanding Revolving Loans as shall be necessary in order that after giving effect to all such assignments and purchases, the Lenders shall hold the Existing Term Loans and such Revolving Loans ratably in proportion to their respective First Amendment Additional Term Loan Commitments and Revolving Commitments, as applicable, as set forth on Schedule II after giving effect to this Amendment and (y) the amount of the participations held by each Lender in each Letter of Credit and each Swingline Loan then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit and Swingline Loan in proportion to their respective Revolving Commitments as set forth on Schedule II after giving effect to this Amendment.

(d) On the date hereof, each Lender shall make a Term Loan to the Borrower in a principal amount equal to the First Amendment Additional Term Loan Commitment of such Lender. The Lenders hereby waive any Notice of Term Borrowing that the Borrower may be required to deliver under Section 2.5 of the Credit Agreement or any other provision thereof with regard to the Term Loan to be made on the date hereof.

(e) Immediately after this Amendment becomes effective, certain assignments will be made among the Lenders so that the final allocations of each Lender after giving effect to such assignments will be as set forth on Annex B to this Amendment.

4. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) such fees as the Borrower has previously agreed to pay on or prior to the date that this Amendment becomes effective to the Administrative Agent or any of its affiliates in connection with this Amendment, (ii) reimbursement or payment of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent) for which invoices (including estimated expenses) have been presented to the Borrower at least two (2) days before the First Amendment Date unless otherwise agreed by the Borrower and the Administrative Agent, and (iii) each of the following documents:

(a) executed counterparts to this Amendment from the Borrower and each of the Lenders;

(b) an instrument, executed by each Loan Party, pursuant to which such Loan Party reaffirms its obligations under the Security Agreement, the Subsidiary Guaranty Agreement and the Pledge Agreement, as applicable;

(c) a certificate of the Secretary or Assistant Secretary of the Borrower, attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of this Amendment, and certifying the name, title and true signature of each officer of the Borrower executing the Amendment on behalf of the Borrower;

(d) a certified copy of the certificate of incorporation of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(e) a certificate, dated the First Amendment Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date and (z) since March 31, 2011, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(f) a favorable written opinion of Baker Botts L.L.P., counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Amendment and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request; and

(g) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of this Amendment or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Amendment shall be ongoing.

5. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent:

(a) The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect;

(b) The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder action;

(c) The execution, delivery and performance by the Borrower of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries prohibited under the Loan Documents;

(d) This Amendment has been duly executed and delivered for the benefit of the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(e) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, and no Default or Event of Default has occurred and is continuing as of the date hereof.

6. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower (to the extent that the Borrower is a party thereto) to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

8. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

9. Costs and Expenses. The Borrower agrees to pay on demand all reasonable, out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

10. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in .pdf form shall be as effective as delivery of a manually executed counterpart hereof.

11. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

12. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

BORROWER:

BRISTOW GROUP INC.

By:	/s/ William E. Chiles
Name: William E. Chiles
Title: President and Chief Executive Officer

[Signature Page to First Amendment]

LENDERS:

SUNTRUST BANK, individually and as Administrative Agent

By:	/s/ Gregory C. Magnuson
Name:	Gregory C. Magnuson
Title:	Vice President

BANK OF AMERICA, N.A.,

By:	/s/ Gary L. Mingle
Name:	Gary L. Mingle
Title:	Senior Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Okamoto
Name:	Thomas Okamoto
Title:	Authorized Officer

REGIONS BANK

By:	/s/ David Valentine
Name:	David Valentine
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Sarah Sandercock
Name:	Sarah Sandercock
Title:	Director

COMPASS BANK

By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Shaheen Malik
Name:	Shaheen Malik
Title:	Vice President

[Signature Page to First Amendment]

By:	/s/ Rahul Parmar
Name:	Rahul Parmar
Title:	Associate

HSBC BANK USA, N.A.

By:	/s/ Koby West
Name:	Koby West
Title:	Assistant Vice President

By:	/s/ Bruce Robinson
Name:	Bruce Robinson
Title:	Vice President

WHITNEY BANK

By:	/s/ William A. Hendrix
Name:	William A. Hendrix
Title:	Vice President

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Adam Balbach
Name:	Adam Balbach
Title:	Vice President

PNC BANK NA

By:	/s/ M. Colin Warman
Name:	M. Colin Warman
Title:	Assistant Vice President

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Brad Ellis
Name:	Brad Ellis
Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY

By:	/s/ DeVon J. Lang
Name:	DeVon J. Lang
Title:	Vice President

[Signature Page to First Amendment]

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

CITIBANK, N.A.

By:	/s/ Robert Malleck
Name:	Robert Malleck
Title:	Vice President

TRUSTMARK NATIONAL BANK

By:	/s/ Jeff Deutsch
Name:	Jeff Deutsch
Title:	Senior Vice President

[Signature Page to First Amendment]

Annex A

Lender	Type of Lender	Term Loan Commitment Increase	Revolving Commitment Increase
SunTrust Bank	Increasing Lender	$6,796,296.30	$4,037,037.02
Bank of America	Increasing Lender	$3,800,000.00	$1,900,000.00
JP Morgan	Increasing Lender	$3,800,000.00	$1,900,000.00
Regions	Increasing Lender	$3,800,000.00	$1,900,000.00
Wells Fargo	Increasing Lender	$3,800,000.00	$1,900,000.00
Compass Bank	Increasing Lender	$3,800,000.00	$1,900,000.00
Credit Suisse	Increasing Lender	$2,407,407.41	$925,925.93
HSBC	Increasing Lender	$3,333,333.33	$1,666,666.67
Whitney Bank	Increasing Lender	$3,333,333.33	$1,666,666.67
U.S. Bank	Increasing Lender	$3,000,000.00	$1,500,000.00
PNC Bank	Increasing Lender	$2,666,666.67	$1,333,333.33
Amegy Bank	Increasing Lender	$1,777,777.78	$722,222.22
BB&T	Increasing Lender	$2,333,333.33	$1,166,666.67
Goldman Sachs	Increasing Lender	$2,333,333.33	$1,166,666.67
Citibank	Increasing Lender	$1,685,185.19	$648,148.15
Trustmark	Increasing Lender	$1,333,333.33	$666,666.67
TOTAL:		$50,000,000.00	$25,000,000.00

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Senior Credit Facilities Pricing	Level I	Level II	Level III	Level IV	Level V	Level VI
Leverage Ratio	≤ 1.75:1.00	> 1.75:1.00 but ≤ 2.25:1.00	> 2.25:1.00 but ≤ 2.75:1.00	> 2.75:1.00 but ≤ 3.25:1.00	> 3.25:1.00 but ≤ 3.75:1.00	> 3.75:1.00
Applicable Margin for Eurocurrency Rate Loans	1.00%	1.25%	1.50%	1.75%	2.00%	2.25%
Applicable Margin for Base Rate Loans	0.00%	0.25%	0.50%	0.75%	1.00%	1.25%
Commitment Fee Rate	0.25%	0.25%	0.30%	0.30%	0.375%	0.50%

Schedule II

COMMITMENT AMOUNTS

Lender	First Amendment Additional Term Loan Commitment	Revolving Commitment
SunTrust Bank	$6,796,296.30	$20,370,370.35
Bank of America	$3,800,000.00	$15,200,000.00
JP Morgan	$3,800,000.00	$15,200,000.00
Regions	$3,800,000.00	$15,200,000.00
Wells Fargo	$3,800,000.00	$15,200,000.00
Compass Bank	$3,800,000.00	$15,200,000.00
Credit Suisse	$2,407,407.41	$12,592,592.59
HSBC	$3,333,333.33	$13,333,333.33
Whitney Bank	$3,333,333.33	$13,333,333.33
U.S. Bank	$3,000,000.00	$12,000,000.00
PNC Bank	$2,666,666.67	$10,666,666.67
Amegy Bank	$1,777,777.78	$8,888,888.89
BB&T	$2,333,333.33	$9,333,333.33
Goldman Sachs	$2,333,333.33	$9,333,333.33
Citibank	$1,685,185.19	$8,814,814.81
Trustmark	$1,333,333.33	$5,333,333.33
TOTAL:	$50,000,000.00	$200,000,000.00

SCHEDULE 2.9

TERM LOAN AMORTIZATION

(i)

Payment Date	Amount
December 31, 2011	$2,500,000
March 31, 2012	$2,500,000
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000

(ii)

Payment Date	Amount
December 31, 2012	$4,687,500
March 31, 2013	$4,687,500
June 30, 2013	$4,687,500
September 30, 2013	$4,687,500
December 31, 2013	$6,250,000
March 31, 2014	$6,250,000
June 30, 2014	$6,250,000
September 30, 2014	$6,250,000
December 31, 2014	$7,812,500
March 31, 2015	$7,812,500
June 30, 2015	$7,812,500
September 30, 2015	$7,812,500
December 31, 2015	$7,812,500
March 31, 2016	$7,812,500
June 30, 2016	$7,812,500
September 30, 2016	$7,812,500
December , 2016	$133,750,000

ANNEX B

COMMITMENT AMOUNTS

Lender	Term Loan Commitment	Revolving Commitment
SunTrust Bank	$23,518,518.52	$18,814,814.81
Bank of America	$19,388,888.89	$15,511,111.11
JP Morgan	$19,388,888.89	$15,511,111.11
Regions	$19,388,888.89	$15,511,111.11
Wells Fargo	$19,388,888.89	$15,511,111.11
Compass Bank	$19,388,888.89	$15,511,111.11
Credit Suisse	$15,740,740.74	$12,592,592.59
HSBC	$16,666,666.67	$13,333,333.33
Whitney Bank	$16,666,666.67	$13,333,333.33
U.S. Bank	$15,000,000.00	$12,000,000.00
PNC Bank	$13,333,333.33	$10,666,666.67
Amegy Bank	$11,111,111.11	$8,888,888.89
BB&T	$11,666,666.67	$9,333,333.33
Goldman Sachs	$11,666,666.67	$9,333,333.33
Citibank	$11,018,518.52	$8,814,814.81
Trustmark	$6,666,666.67	$5,333,333.33
TOTAL:	$250,000,000.00	$200,000,000.00